MANAGER DIRECTED PORTFOLIOS

ARGENT SMALL CAP FUND
Retail Shares

AMENDED AND RESTATED
SHAREHOLDER SERVICING PLAN

The following Shareholder Servicing Plan (the “Plan”) has been adopted on August 14, 2018 and amended and restated on November 9, 2020 by Manager Directed Portfolios (the “Trust”), a Delaware statutory trust, on behalf of its series, the Argent Small Cap Fund (the “Fund”) with respect to the following share classes: Retail Shares (the “Class”).
1.    This Plan is adopted to allow the Class to make payments as contemplated herein to obtain administrative services for shareholders and/or the maintenance of shareholder accounts (“Services”).
2.    This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons (each, a “Provider”) for providing Services to the Class and its shareholders. The Plan will be administered by U.S. Bancorp Fund Services, LLC (“USBFS”). In compensation for the Services provided pursuant to this Plan, a Provider will be paid a monthly fee computed at the annual rate not to exceed 0.10% of the Class’s average daily net assets held during the month.
3.    Services provided pursuant to this Plan may include, but are not limited to,
(a)    establishing and maintaining accounts and records relating to shareholders who invest in the Class;
(b)    aggregating and processing orders involving the shares of the Class;
(c)    processing dividend and other distribution payments from the Fund on behalf of the shareholders of the Class;
(d)    providing information to shareholders of the Class as to their ownership of Class shares or about other aspects of the operations of the Fund;
(e)    preparing tax reports or forms on behalf of shareholders of the Class;
(f)    forwarding communications from the Fund to shareholders of the Class;
(g)    assisting shareholders of the Class in changing the Fund’s records as to their addresses, dividend options, account registrations or other data;
(h)    providing subaccounting with respect to shares beneficially owned by shareholders of the Class, or the information to the Fund necessary for sub-accounting;

(i)    responding to Class shareholder inquiries relating to the services performed;
(j)    providing Class shareholders with a service that invests the assets of their accounts in Class shares pursuant to specific or pre-authorized instructions; and
(k)    providing such other similar services as the Fund may reasonably request to the extent the Provider is permitted to do so under applicable statutes, rules or regulations.
4.    Any payments made by the Class to any Provider pursuant to this Plan will be made pursuant to written agreements with the Provider, based on the form attached as Appendix A or any other form the material terms of which have been reviewed by the Board of Trustees of the Trust (the “Board”). The “Shareholder Servicing Agreement” will be entered into by the Fund and the Provider.
5.    Affiliates of the Fund’s investment adviser, subadviser (if any) and distributor are eligible to receive payments under the Plan as reimbursement for fees paid to Providers for Services.
6.    The Trust has adopted a separate Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to which Retail Shares offered by the Fund may pay a distribution fee for distribution-related services. Providers may be entitled to receive shareholder servicing fees under this Plan as well as distribution fees under the Distribution Plan to the extent they provide Services to Retail Shares authorized under the Plan.
7.    The Fund has the right (i) to select, in its sole discretion, the Provider(s) to participate in the Plan and (ii) to terminate without cause, and in its sole discretion, any Shareholder Servicing Agreement.
8.    Quarterly in each year that this Plan remains in effect, USBFS shall prepare and furnish to the Board, and the Board shall review, a written report of the amounts expended under the Plan.
9.    This Plan shall become effective after approval by majority votes of: (a) the Board; and (b) the members of the Board who are not interested persons of the Fund, as defined under the 1940 Act, and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.
10.    This Plan shall be effective for one year from the date set forth above until terminated in accordance with Section 12 of this Plan. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of (a) the Board; (b) the Independent Trustees; cast in person at a meeting called for the purpose of voting on such continuance.
11.    This Plan may be amended at any time with respect to the Class by the Board, provided material amendments to this Plan shall become effective only upon the approvals set forth in Section 9. In addition, the Plan may not be amended to increase materially the amount to be expended hereunder without approval by the shareholders of the Retail Shares of the Fund.
12.    This Plan may be terminated at any time by: (a) a majority vote of the Independent Trustees; or (b) a vote of a majority of the outstanding voting securities (as defined under the 1940 Act ) of the Class.
13.    While this Plan is in effect, the selection and nomination of Independent Trustees of the Fund shall be committed to the discretion of the Independent Trustees then in office.
14.    All agreements with any person relating to the implementation of this Plan shall be in writing.
15.    The Board shall review and assess the effectiveness of this Plan on an annual basis.
Adopted by the Board on: August 14, 2018 and amended and restated on November 9, 2020

Appendix A
SHAREHOLDER SERVICING AGREEMENT

Manager Directed Portfolios
Argent Small Cap Fund (the “Fund”)
Retail Shares (the “Class”)

Manager Directed Portfolios
Argent Small Cap Fund
615 East Michigan Street
Milwaukee, Wisconsin 53202

To Whom it May Concern:

We herewith confirm our agreement with you as follows:
You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Class (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent and any other non-distribution, administrative services agreed to by the parties in writing (“Shareholder Services”). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom we have entered into written agreements, for performing Shareholder Services. You further agree to provide the Fund, upon request, a written description of the Shareholder Services that you are providing hereunder.
In consideration of your performance of the Shareholder Services, we will pay you a Service Fee at the annual rate of up to 0.10% of the Class’s average daily net assets (the “Shareholder Servicing Fee”). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.
You will in your sole discretion determine the amount of any payment made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount that we are required to pay to you under either this Agreement or any management agreement between you and us, or otherwise.
You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Class and of preparing and printing subscription application forms for shareholder accounts.

Payments to Shareholder Servicing Agents to compensate them for providing Shareholder Services are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into with the Shareholder Servicing Agents.
We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.
This Agreement shall be effective for one year from the date of its execution and shall continue in full force and effect so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board who are not Interested Persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) and have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”). Notwithstanding the above, this Agreement may be terminated at any time, without the payment of any penalty, by a vote of (a) a majority of the outstanding voting securities of the Class, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty.
Notices of any kind to be given hereunder shall be in writing (including electronic communication) and shall be duly given if delivered to the Fund at the address set forth at the beginning of this Agreement, and if delivered to you, at the address set forth below.
This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge to you. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the U.S. Securities and Exchange Commission thereunder.
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.
The Board of Trustees shall review and assess the effectiveness of this Agreement on an annual basis.

If the foregoing is in accordance with your understanding, please indicate so by signing and returning to us the enclosed copy hereof.
                        Very truly yours,

Dated and Effective:     Manager Directed Portfolios,
    on behalf of it series,
    Argent Small Cap Fund

                            By: _/s/ Douglas J. Neilson ___________
                            Name: Douglas J. Neilson
                            Title: President

ACCEPTED:

By: _/s/ Laurie A. Hayek__________________
Name: Laurie A. Hayek
Title: Chief Compliance Officer

Address: _Argent Capital Management LLC _
    __100 S. Brentwood Blvd., Suite 110 _
    __Clayton, MO 63105_____________